UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 29, 2018

RADISYS CORPORATION

(Exact name of registrant as specified in its charter)

Oregon	0-26844	93-0945232
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5435 NE Dawson Creek Drive
Hillsboro, Oregon	97124
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (503) 615-1100

No Change

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On June 29, 2018, Radisys Corporation (“Radisys”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Reliance Industries Limited, a company organized and existing under the laws of India (“Reliance”), and Integrated Cloud Orchestration (ICO), Inc., an Oregon corporation and a wholly owned subsidiary of Reliance (“Merger Sub”). The Merger Agreement provides that, among other things and upon the terms and subject to the conditions of the Merger Agreement, (i) Merger Sub will be merged with and into Radisys (the “Merger”), with Radisys surviving and continuing as the surviving corporation in the Merger, and, (ii) at the effective time of the Merger, each outstanding share of common stock of Radisys, no par value (“Common Stock”), (other than Common Stock owned by Reliance, Merger Sub or any wholly-owned subsidiary of Reliance or Radisys or held in the treasury of Radisys, all of which shall be canceled without any consideration being exchanged therefor) will be converted into the right to receive an amount equal to $1.72 per share in cash (the “Merger Consideration”).

Pursuant to the Merger Agreement, at the effective time of the Merger, each Radisys stock option and restricted stock unit that is outstanding immediately prior to the effective time of the Merger (and, in the case of stock options, not exercised) will accelerate and vest and be converted into the right to receive a cash payment equal to the product of (i) the number of shares of Common Stock subject to such award and (ii) the Merger Consideration (in the case of stock options, less the exercise price per share), less any applicable taxes. In addition, each performance-based restricted stock unit that is outstanding immediately prior to the effective time of the Merger will be converted into the right to receive a cash payment equal to the product of (i) the maximum number of shares of Common Stock that may be earned pursuant to such award and (ii) the Merger Consideration and if the performance conditions have not been satisfied as of the effective time, subject to the time-based vesting requirement set forth in the applicable award agreement.

The closing of the Merger is subject to customary closing conditions, including (i) the adoption of the Merger Agreement by the holders of not less than a majority of the outstanding shares of Common Stock, (ii) the receipt of specified required regulatory approvals, and the suitable form of approval by the Committee on Foreign Investment in the United States, (iii) the absence of any law or order enjoining or prohibiting the Merger or making it illegal, (iv) the accuracy of the representations and warranties contained in the Merger Agreement (generally subject to a “material adverse effect” qualification) and (v) compliance with covenants in the Merger Agreement in all material respects. The closing of the Merger is not subject to a financing condition.

Radisys has made customary representations and warranties and agreed to customary covenants in the Merger Agreement, including, among others, covenants (i) to conduct its business and operations in the ordinary course during the period between the execution of the Merger Agreement and the completion of the Merger, (ii) not to engage in certain types of transactions during this period unless agreed to in writing by Reliance or as required under applicable law (including any incurrence of indebtedness under the ABL Credit Agreement (as defined below) and any additional financing facility in excess of $14.0 million in the aggregate), (iii) to convene and hold a meeting of its stockholders for the purpose of obtaining the requisite shareholder approval and (iv) subject to certain exceptions, not to withhold, withdraw or modify in a manner adverse to Reliance the recommendation of the Board of Directors that Radisys’ stockholders approve the adoption of the Merger Agreement.

The Merger Agreement contains customary non-solicitation restrictions prohibiting Radisys, its subsidiaries, and its and their respective representatives from, during the period between the execution of the Merger Agreement and the completion of the Merger, initiating, soliciting or encouraging alternative acquisition proposals from third parties or providing information to or participating in discussions or negotiations with third parties regarding alternative acquisition proposals, subject to customary exceptions relating to proposals that would reasonably be expected to lead to a “Superior Proposal” (as defined in the Merger Agreement).

The Merger Agreement contains certain termination rights, including that Radisys may terminate the Merger Agreement if the Merger is not completed on or prior to December 28, 2018 (the “Initial Outside Date”), provided that if any antitrust or CFIUS approval has not been obtained by such time and all other conditions are satisfied, the Initial Outside Date will be automatically extended to January 31, 2019, at which point Radisys shall be entitled to terminate the Merger Agreement. If the Merger has not been completed by July 1, 2019 for any reason, either party may terminate the Merger Agreement. The Merger Agreement also provides that, upon termination of the Merger Agreement in specified circumstances, Radisys must pay Reliance a termination fee of $2,950,000 million in cash. Such specified circumstances include termination by Radisys in order to enter into an agreement providing for a Superior Proposal.

The Merger Agreement and related transaction documents contain representations, warranties, covenants and conditions customary for a transaction of this nature. The representations and warranties set forth in the Merger Agreement and related transaction documents were made by the parties to each other as of specific dates and to evidence their agreement on various issues, and were made solely for purposes of the Merger and may be subject to important qualifications and limitations or other factors agreed to by the parties in connection with negotiating the terms of the Merger. Based on the foregoing, you should not rely on the representations, warranties and disclosures included in the Merger Agreement or related transaction documents as statements of fact.

The foregoing description of the Merger Agreement and the transactions contemplated thereby does not purport to be complete and is subject to and qualified in its entirety by reference to the full text of the Merger Agreement, which is attached to this Current Report on Form 8-K as Exhibit 2.1 and incorporated by reference herein.

Amendment to Note Purchase Agreement

On June 29, 2018, Radisys entered into a First Amendment to Note Purchase Agreement (the “First Amendment”) among Radisys, the guarantor named therein (the “Guarantor”), the purchasers named therein (the “Purchasers”) and HCP-FVG, LLC, an affiliate of Hale Capital Partners LP, as collateral agent, term agent under the intercreditor agreement related to the Note Purchase Agreement (as defined below) and as a Purchaser (“Hale Capital”), which amends the Note Purchase Agreement, dated as of January 3, 2018 (the “Note Purchase Agreement”), among the Company, the Guarantor, the Purchasers and Hale Capital. Pursuant to the Note Purchase Agreement, the Company previously issued and sold to the Purchasers senior secured promissory notes (the “Notes”).

The First Amendment extends the period in which monthly interest payments on the Notes will be paid in the form of additional Notes (unless an event of default has occurred and is continuing, in which case all interest shall be paid in cash) from any interest payment date occurring on or prior to August 31, 2018 to any interest payment date occurring on or prior to February 28, 2019. Thereafter, the interest will be payable monthly in cash in arrears. The First Amendment also modifies the schedule of required principal installment payments to provide that Radisys must redeem the Notes in principal installments of (x) $4,500,000 payable on February 28, 2019 (which first installment date is delayed from the original date of August 31, 2018) and (y) $1,500,000 payable on the last day of each fiscal quarter beginning with the fiscal quarter ending March 31, 2019 and continuing through the last full fiscal quarter prior to the maturity date. In addition, Radisys must, on February 28, 2019, make a one-time payment of principal to the Purchasers, ratably, in an aggregate amount equal to the total amount of all interest that has been paid-in-kind prior to February 28, 2019. The First Amendment also modifies certain other provisions of the Note Purchase Agreement to (i) provide that the execution of the Merger Agreement will not constitute a Change of Control (as defined in the Note Purchase Agreement) under the Note Purchase Agreement or otherwise violate relevant covenants and conditions set forth in the Note Purchase Agreement and (ii) allow for certain transaction related expenses to be added back to cumulative cash flow for the purposes of complying with restrictions on cumulative cash flow from operating loss set forth in the Note Purchase Agreement.

In the event that (i) the Merger Agreement is terminated or the closing of the Merger is not consummated and the effective time of the Merger has not occurred prior to the Outside Date, (ii) the Merger Agreement has been amended without consent of the Purchasers or there has been a decline in the Merger Consideration offered or (iii) Radisys has failed to make certain exit fee payments to the Purchasers as required by the First Amendment, the amendments set forth in the First Amendment shall cease to be of force or effect and the Note Purchase Agreement shall revert to the terms originally set forth therein prior to the First Amendment.

The foregoing description of the First Amendment does not purport to be complete and is subject to and qualified in its entirety by reference to the full text of the First Amendment, which is attached to this Current Report on Form 8-K as Exhibit 10.1 and incorporated by reference herein.

Amendment to Loan and Security Agreement

On June 29, 2018, Radisys also entered into a Temporary Amendment to Loan and Security Agreement (The “ABL Amendment”) among Radisys and Marquette Business Credit, LLC (the “Lender”), which amends the Loan and Security Agreement, dated January 3, 2018 (as previously amended, the “ABL Credit Agreement”), between Radisys and the Lender.

Borrowings under the ABL Credit Agreement are subject to a borrowing base, which is a formula based upon certain eligible domestic accounts receivables (“Eligible Accounts”), plus the lesser of (x) certain eligible foreign accounts (“Eligible Foreign Accounts”) receivables and (y) $20.0 million and minus certain established reserves and the amount of certain other funds held in blocked accounts. The ABL Amendment temporarily modifies the qualifications that certain accounts receivable must meet in order to be considered Eligible Accounts or Eligible Foreign Accounts, expanding the accounts receivable that are included in the calculation of the borrowing base, and also reduces the balances that must be maintained in blocked accounts. In effect, this allows Radisys increased flexibility in its borrowings under the ABL Credit Facility with respect to certain accounts receivable and provides Radisys with additional liquidity in case of a delay in the payment of those accounts receivable. The ABL Amendment also temporarily suspends the requirement that Radisys maintain a minimum Fixed Charge Coverage Ratio (as defined in the ABL Credit Agreement) and increases applicable thresholds for restrictions on Cash Loss After Debt Service (as defined in the ABL Credit Agreement) by Radisys.

The amendments set forth in the ABL Amendment shall remain in effect from the date hereof until the earliest to occur of (i) the occurrence of an event of default under the ABL Credit Agreement, (ii) the termination of the Merger Agreement, (c) the making of any principal payment with respect to the Notes under the Note Purchase Agreement or (d) October 31, 2018.

The foregoing description of the ABL Amendment does not purport to be complete and is subject to and qualified in its entirety by reference to the full text of the ABL Amendment, which is attached to this Current Report on Form 8-K as Exhibit 10.2 and incorporated by reference herein.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 29, 2018, in connection with the Merger, the Board of Directors of Radisys approved an amendment (the “ESPP Amendment”) to the 1996 Employee Stock Purchase Plan sponsored by Radisys (as amended, the “Plan”), whereby the no employees may elect to participate in the Plan on or following June 29, 2018 (the “Freeze Date”), and as soon as administratively practicable following the Freeze Date, (i) all contributions under the Plan will cease and (ii) no purchase of shares under the Plan shall be made on or following the Freeze Date.

The foregoing description of the ESPP Amendment does not purport to be complete and is subject to and qualified in its entirety by reference to the full text of the ESPP Amendment, which is attached to this Current Report on Form 8-K as Exhibit 10.3 and incorporated by reference herein.

Item 8.01 Other Events.

On June 29, 2018, Radisys issued a press release and CEO letter to employees announcing the execution of the Merger Agreement. The press release and CEO letter are attached as Exhibits 99.1 and 99.2, respectively, and are incorporated by reference herein.

Item 9.01 Financial Statements and Exhibit.

(d) Exhibit

Exhibit Number	Description

2.1	Agreement and Plan of Merger, dated as of June 29, 2018, by and among Radisys Corporation, Reliance Industries Limited and Integrated Cloud Orchestration (ICO), Inc.

10.1	First Amendment to Note Purchase Agreement, dated as of June 29, 2018, by and among Radisys Corporation, the guarantor named therein, the purchasers named therein and HCP-FVG, LLC, as collateral agent, term agent and purchaser.

10.2	Temporary Amendment to Loan and Security Agreement, dated as of June 29, 2018, by and between Marquette Business Credit, LLC and Radisys Corporation.

10.3	First Amendment to Radisys Corporation 1996 Employee Stock Purchase Plan, as amended and restated through June 7, 2017.

99.1	Press Release, dated June 29, 2018.

99.2	CEO Letter to Employees, dated June 29, 2018.

Cautionary Note Regarding Forward-Looking Statements

Certain statements contained in this Current Report on Form 8-K may constitute “forward-looking statements.” Forward-looking statements can usually be identified by the use of words such as “aim,” “anticipate,” “believe,” “continue,” “could,” “estimate,” “evolve,” “expect,” “forecast,” “intend,” “looking ahead,” “may,” “opinion,” “plan,” “possible,” “potential,” “project,” “should,” “will” and other expressions which indicate future events or trends. Such statements include statements as to the expected timing of completion of the merger, the expected benefits and costs of the transaction, management plans relating to the transaction and the satisfaction of all closing conditions to the transaction, including the ability to obtain shareholder and regulatory approvals.

These forward-looking statements are based upon certain expectations and assumptions and are subject to risks and uncertainties. Actual results could differ materially from those anticipated as a result of various factors, including the following: Radisys’ shareholders may not approve the transaction; conditions to the closing of the transaction, including receipt of required regulatory approvals, may not be satisfied timely, if at all; the transaction may involve unexpected costs, liabilities or delays; revenues following the transaction may be lower than expected; operating costs, customer loss and business disruption (including, without limitation, difficulties in maintaining relationships with employees, customers, clients or suppliers) may be greater than expected following the transaction; uncertainties surrounding the transaction; the outcome of any legal proceedings related to the transaction; Radisys may be adversely affected by other economic, business, and/or competitive factors; risks that the pending transaction disrupts current plans and operations; the retention of key employees of Radisys; other risks to consummation of the transaction, including circumstances that could give rise to the termination of the merger agreement and the risk that the transaction will not be consummated within the expected time period or at all; and the other risks described from time to time in Radisys’ reports filed with the Securities and Exchange Commission (the “SEC”) under the heading “Risk Factors,” including Radisys’ Annual Report on Form 10-K for the fiscal year ended December 31, 2017, subsequent Quarterly Reports on Form 10-Q and in other of Radisys’ filings with the SEC.

All forward-looking statements are qualified by, and should be considered in conjunction with, such cautionary statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which such statements were made. Except as required by applicable law, Radisys undertakes no obligation to update forward-looking statements to reflect events or circumstances arising after such date.

Additional Information and Where to Find It

In connection with the transaction, Radisys intends to file relevant materials with the SEC, including a proxy statement on Schedule 14A. Following the filing of the definitive proxy statement with the SEC, Radisys will mail the definitive proxy statement and a proxy card to each shareholder entitled to vote at the special meeting relating to the transaction. BEFORE MAKING ANY VOTING DECISION, RADISYS SHAREHOLDERS ARE URGED TO CAREFULLY READ THESE MATERIALS (AND ANY AMENDMENTS OR SUPPLEMENTS) AND ANY OTHER RELEVANT DOCUMENTS THAT RADISYS FILES WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. The definitive proxy statement, the preliminary proxy statement and other relevant materials in connection with the transaction (when they become available), and any other documents filed by Radisys with the SEC, may be obtained free of charge at the SEC’s website (http://www.sec.gov), at Radisys’ investor website (http://investor.radisys.com), or by writing or calling Radisys at Radisys Corporation, 5435 NE Dawson Creek Drive Hillsboro, OR 97124 or by (503) 615-1685.

Participants in the Solicitation

Radisys and its directors and executive officers may be deemed to be participants in the solicitation of proxies from Radisys’ shareholders with respect to the transaction. Information about Radisys’ directors and executive officers and their ownership of Radisys’ common stock is set forth in Radisys’ proxy statement on Form 10-K/A filed with the SEC on April 26, 2018. To the extent that holdings of Radisys’ securities have changed since the amounts printed in Radisys’ proxy statement, such changes have been or will be reflected on Statements of Change in Ownership on Form 4 filed with the SEC. Additional information regarding the identity of the participants in the proxy solicitation, and their direct or indirect interests in the transaction, by security holdings or otherwise, will be set forth in the proxy statement and other materials to be filed with SEC in connection with the transaction.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RADISYS CORPORATION

Date: June 29, 2018	By:	/s/ Jonathan Wilson
Jonathan Wilson
Chief Financial Officer and Vice President of Finance